Exhibit (a)(1)(E)

Offer to Purchase for Cash

by

The Hackett Group, Inc.

of

Up to $120 Million in Value of Shares of Its Common Stock

At a Purchase Price Not Greater than $23.50 per Share

Nor Less than $20.50 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON DECEMBER 8, 2022,

UNLESS THE OFFER IS EXTENDED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”) OR TERMINATED.

November 9, 2022

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated November 9, 2022 (the “Offer to Purchase”), and Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the “Offer”) in connection with the offer by The Hackett Group, Inc., a Florida corporation (“Hackett”), to purchase for cash up to $120 million in value of shares of its common stock, par value $0.001 per share (the “Shares”), at a price not greater than $23.50 nor less than $20.50 per Share, to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase and the Letter of Transmittal. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by all of the terms and conditions of the Offer set forth in the Offer to Purchase and Letter of Transmittal.

Hackett will, upon the terms and subject to the conditions of the Offer, determine a single per Share price that it will pay for Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering stockholders. Hackett will select the single lowest purchase price, not greater than $23.50 nor less than $20.50 per Share, that will allow it to purchase $120 million in value of Shares, or a lower amount depending on the number of Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer. If, based on the Final Purchase Price (defined below), Shares having an aggregate value of less than $120 million are properly tendered, not properly withdrawn from and accepted pursuant to the Offer, Hackett will buy all Shares properly tendered, not properly withdrawn from and accepted pursuant to the Offer. The price Hackett will select is sometimes referred to as the “Final Purchase Price.” All Shares properly tendered prior to the Expiration Date at prices at or below the Final Purchase Price and not properly withdrawn will be purchased in the Offer at the Final Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions described in the Offer to Purchase. Under no circumstances will interest be paid on the purchase price for the Shares, regardless of any delay in making such payment. All Shares acquired in the Offer will be acquired at the Final Purchase Price. Hackett reserves the right, in its sole discretion, to change the per Share purchase price range and to increase or decrease the value of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, Hackett may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without amending or extending the Offer.

Hackett reserves the right, in its sole discretion, to terminate the Offer upon the occurrence of certain conditions more specifically described in Section 7 of the Offer to Purchase, or to amend the Offer in any respect, subject to applicable law.

If the conditions to the Offer have been satisfied or waived and Shares having a value of $120 million or less have been properly tendered and not properly withdrawn prior to the Expiration Date, Hackett will purchase all Shares properly tendered and not properly withdrawn. If the conditions to the Offer have been satisfied or waived and Shares having a value in excess of $120 million, measured at the maximum price at which such Shares were properly tendered, have been properly tendered and not properly withdrawn prior to the Expiration Date, Hackett will purchase Shares:

•

first, subject to the conditional tender provisions described in the Offer to Purchase, on a pro rata basis, with appropriate adjustment to avoid purchases of fractional Shares, from all stockholders who have properly tendered Shares at or below the Final Purchase Price and have not properly withdrawn them prior to the Expiration Date; and

•

second, if necessary to permit Hackett to purchase Shares having a value of $120 million (or such greater amount as Hackett may elect to purchase, subject to applicable law), from stockholders who have properly tendered Shares at or below the Final Purchase Price conditionally (for which the condition was not initially satisfied), by random lot, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have properly tendered all of their Shares and not properly withdrawn them prior to the Expiration Date.

Therefore, it is possible that Hackett will not purchase all of the Shares that you tender even if you tender them at or below the Final Purchase Price. Shares tendered at prices greater than the Final Purchase Price and Shares not purchased because of proration provisions will be returned to the tendering stockholders at Hackett’s expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on any minimum number of Shares being tendered and is not subject to a financing condition. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

The Shares are listed and traded on the Nasdaq Stock Market under the symbol “HCKT.” On November 8, 2022, the last full trading day prior to the commencement of the Offer, the reported closing price of the Shares on the Nasdaq Stock Market was $20.82 per Share, which is above the $20.50 per Share lower end of the price range for the Offer. Accordingly, an election to accept the Final Purchase Price determined in the Offer may lower the Final Purchase Price to a price below such closing price and could be below the reported closing price on the Expiration Date. Stockholders are urged to obtain current market quotations for the Shares before deciding whether and at what purchase price or purchase prices to tender their Shares.

Hackett’s directors, executive officers and affiliates are entitled to participate in the Offer on the same basis as all other stockholders. Ted A. Fernandez, Chairman of the Board of Directors and Chief Executive Officer, David N. Dungan, Vice Chairman and Chief Operating Officer, and Robert A. Ramirez, Chief Financial Officer and Executive Vice President, have each advised us that they currently intend to tender in the Offer up to 1,500,000, 350,000, and 99,100 Shares, respectively (which represents approximately 49%, 30%, and 49% of their Share holdings, respectively, excluding vested and unvested options and unvested restricted stock units). All of our non-employee directors have indicated that they do not currently intend to participate in the Offer. The equity ownership of our non-tendering directors, executive officers and affiliates will increase as a percentage of our issued and outstanding Shares following the consummation of the Offer. See Section 2 and Section 11 of the Offer to Purchase.

We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and then only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account on the terms and subject to the conditions of the Offer.

Please note the following:

1.

You may tender your Shares at prices not greater than $23.50 nor less than $20.50 per Share, as indicated in the attached Instruction Form, to you in cash, less applicable withholding taxes and without interest.

2.	You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.

3.	The Offer, proration period and withdrawal rights will expire at 12:00 midnight, New York City time, at the end of the day on December 8, 2022, unless Hackett extends or terminates the Offer.
4.

The Offer is for up to $120 million in value of Shares. At the maximum Final Purchase Price of $23.50 per Share, Hackett could purchase 5,106,382 Shares if the Offer is fully subscribed (representing approximately 16.1% of the Shares outstanding as of November 4, 2022). At the minimum Final Purchase Price of $20.50, Hackett could purchase 5,853,658 Shares if the Offer is fully subscribed (representing approximately 18.5% of the Shares outstanding as of November 4, 2022).

5.

Tendering stockholders who are tendering Shares held in their name or who tender their Shares directly to the Depositary will not be obligated to pay any brokerage commissions or fees to Hackett or to the Dealer Manager, solicitation fees, or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on Hackett’s purchase of Shares under the Offer.

6.

If you wish to tender portions of your Shares at different prices, you must complete a separate Instruction Form for each price at which you wish to tender each such portion of your Shares. We must submit separate Letters of Transmittal on your behalf for each price you will accept for each portion tendered.

7.

If you wish to condition your tender upon the purchase of all Shares tendered or upon Hackett’s purchase of a specified minimum number of the Shares which you tender, you may elect to do so and thereby avoid possible proration of your tender. Hackett’s purchase of Shares from all tenders that are so conditioned will be determined by random lot. To elect such a condition complete the box entitled “Conditional Tender” in the attached Instruction Form.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, AT THE END OF THE DAY ON DECEMBER 8, 2022 UNLESS THE OFFER IS EXTENDED OR TERMINATED.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning to us the attached Instruction Form. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase and the Letter of Transmittal and is being made to all record holders of Shares of Hackett. We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction, provided that we will comply with the requirements of Rule 13e-4(f)(8) promulgated under the Securities and Exchange Act of 1934, as amended.

INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated November 9, 2022 (the “Offer to Purchase”), and the Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the “Offer”), in connection with the offer by The Hackett Group, Inc., a Florida corporation (“Hackett”), to purchase for cash up to $120 million in value of shares of its common stock, par value $0.001 per share (the “Shares”), at a price not greater than $23.50 nor less than $20.50 per Share, to the seller in cash, less any applicable withholding taxes and without interest.

The undersigned hereby instruct(s) you to tender to Hackett the number of Shares indicated below or, if no number is specified, all Shares you hold for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of Shares To Be Tendered By You For The Account Of The Undersigned: _____ Shares.

PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED

(See Instruction 5 to the Letter of Transmittal)

THE UNDERSIGNED IS TENDERING SHARES AS FOLLOWS (CHECK ONLY ONE BOX UNDER (1) OR (2) BELOW):

(1)	SHARES TENDERED AT PRICE DETERMINED UNDER THE OFFER

By checking the box below INSTEAD OF ONE OF THE BOXES UNDER “Shares Tendered At Price Determined By Stockholder,” the undersigned hereby tenders Shares at the purchase price as shall be determined by Hackett in accordance with the terms of the Offer.

☐

The undersigned wants to maximize the chance that Hackett will accept for payment all of the Shares the undersigned is tendering (subject to the possibility of proration). Accordingly, by checking this box instead of one of the price boxes below, the undersigned hereby tenders Shares at, and is willing to accept, the purchase price determined by Hackett in accordance with the terms of the Offer. The undersigned understands that this action will result in the undersigned’s Shares being deemed to be tendered at the minimum price of $20.50 per Share for purposes of determining the Final Purchase Price. This may effectively lower the Final Purchase Price and could result in the undersigned receiving a per Share price as low as $20.50.

-OR-

(2)	SHARES TENDERED AT PRICE DETERMINED BY STOCKHOLDER

By checking ONE of the following boxes INSTEAD OF THE BOX UNDER “Shares Tendered At Price Determined Under The Offer,” the undersigned hereby tenders Shares at the price checked. The undersigned understands that this action could result in Hackett purchasing none of the Shares tendered hereby if the purchase price determined by Hackett for the Shares is less than the price checked below.

☐ $20.50	☐ $21.30	☐ $22.10	☐ $22.90
☐ $20.60	☐ $21.40	☐ $22.20	☐ $23.00
☐ $20.70	☐ $21.50	☐ $22.30	☐ $23.10
☐ $20.80	☐ $21.60	☐ $22.40	☐ $23.20
☐ $20.90	☐ $21.70	☐ $22.50	☐ $23.30
☐ $21.00	☐ $21.80	☐ $22.60	☐ $23.40
☐ $21.10	☐ $21.90	☐ $22.70	☐ $23.50
☐ $21.20	☐ $22.00	☐ $22.80

CHECK ONLY ONE BOX UNDER (1) OR (2) ABOVE. IF MORE THAN ONE BOX IS CHECKED ABOVE, THERE IS NO VALID TENDER OF SHARES.

A STOCKHOLDER DESIRING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE A SEPARATE INSTRUCTION FORM FOR EACH PRICE AT WHICH SHARES ARE TENDERED. THE SAME SHARES CANNOT BE TENDERED, UNLESS PREVIOUSLY PROPERLY WITHDRAWN AS PROVIDED IN SECTION 4 OF THE OFFER TO PURCHASE, AT MORE THAN ONE PRICE.

CONDITIONAL TENDER

(See Instruction 14 to the Letter of Transmittal)

A stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to the Letter of Transmittal must be purchased if any Shares tendered are purchased, all as described in the Offer to Purchase, particularly in Section 6 thereof. Unless at least that minimum number of Shares indicated below is purchased by Hackett pursuant to the terms of the Offer, none of the Shares tendered will be purchased. It is the tendering stockholder’s responsibility to calculate that minimum number of Shares that must be purchased if any are purchased, and Hackett urges stockholders to consult their own tax advisors before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐	The minimum number of Shares that must be purchased, if any are purchased, is: _____ Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, Hackett may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her Shares and checked this box:

☐	The tendered Shares represent all Shares held by the undersigned.

The method of delivery of this document, is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

Hackett’s Board of Directors has authorized Hackett to make the Offer. However, neither Hackett, nor any member of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary makes any recommendation to stockholders as to whether they should tender or refrain from tendering their Shares or as to the purchase price or purchase prices at which any stockholder may choose to tender Shares. Neither Hackett, any member of its Board of Directors, the Dealer Manager, the Information Agent or the Depositary has authorized any person to make any recommendation with respect to the Offer. Stockholders should carefully evaluate all information in the Offer to Purchase, consult their own financial and tax advisors and make their own decisions about whether to tender Shares and, if so, how many Shares to tender and the purchase price or purchase prices at which to tender.

SIGNATURE

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